Exhibit 10-s-1

July 9, 2002

Mr. Donald R. Beall

Retired Non-Executive Chairman of the Board

Rockwell Collins, Inc.

5 Civic Plaza, Suite 320

Newport Beach, CA  92660-5956

Re:  Transition Agreement With Rockwell Collins, Inc. (the “Corporation”)

Dear Don:

This letter confirms the arrangements that have been recommended by the Compensation Committee and agreed upon by the Board of Directors under which you will act as a consultant to the Corporation for a transition period in connection with your stepping down as Chairman of the Board.  In effect, this agreement extends your role as a mentor and senior consultant to the executive management team that the Board of Directors found to be very beneficial during your service as Chairman of the Board.  You will make yourself available to the Corporation, at mutually convenient times and places, for such consulting services as may be requested by the undersigned or the Board of Directors of this Corporation.

It is understood that, separate from your duties as a continuing member of our Board of Directors, your responsibilities as a consultant will require you to devote a reasonable portion of your time to this work.  You will not be otherwise restricted in your business activities so long as they do not interfere with your reasonable availability to the Corporation.  It is agreed, however, that you will not engage in any activity which presents a conflict of interest in light of your relationship with the Corporation.

You will be treated as an independent contractor of the Corporation for purposes of this consulting arrangement.  Without limiting the generality of the foregoing, you shall not by reason of your services to the Corporation under this agreement be eligible for participation in or be entitled to benefits under any employee benefit plans or program sponsored by the Corporation.

The Corporation will pay you a fee for these consulting services at the rate of $150,000 per year for the period July 1, 2002 to June 30, 2003 and at the rate of $50,000 per year for the period July 1, 2003 to June 30, 2004, payable quarterly in advance during the period of this agreement.  The Corporation will also reimburse you for reasonable travel expenses and for out-of-pocket expenditures which you may incur in serving as a consultant to the Corporation.

If this correctly sets forth our understanding, please sign the duplicate original of this letter and return it to me.

Sincerely,

ROCKWELL COLLINS, INC.

/s/	Clayton M. Jones

Clayton M. Jones
Chairman, President and Chief Executive Officer

ACCEPTED:

/s/	Donald R. Beall
Donald R. Beall